Exhibit 99.1

Puradyn Releases 2009 1st Quarter Financial Results

Boynton Beach, FL - May 15, 2009 - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the first fiscal quarter ended March 31, 2009.

Net sales for the first quarter ended March 31, 2009 were approximately $299,000 compared to approximately $763,000 for the same period in 2008, a decrease of approximately $464,000, or 61%.

The Company reported a net loss of approximately $682,000 or ($0.02) per share, basic and diluted, for the quarter ended March 31, 2009, compared to a net loss of approximately $470,000 or ($0.02) per share, basic and diluted, for the same period in 2008.

Operating losses increased by approximately $200,000 or 18%, in the first quarter of 2009 as compared to the same time period in 2008. Cost of products sold, as a percentage of sales, increased from approximately 82% in 2008 to approximately 121% in 2009. This increase is attributable to a significant decrease in sales and allocation of fixed and variable factory costs over fewer sales.

Kevin G. Kroger, President and COO, said, “Net sales for the first quarter were low but not unexpected, given our year end numbers. We rely on customer orders and a significant number of customers have been severely affected by the global economy. Notwithstanding, we are now into the second quarter 2009 with a respectable backlog of over $300,000, in large part due to a major oil drilling company retrofit program that we recently announced.

“As the economy is showing signs of stabilizing, we are speaking to customers who, previously having delayed ordering six to eight months ago, are beginning again to gear up for retrofit and new installation programs. While this requires an initial capital expenditure on their part to fit our product, the return on investment occurs rapidly. In addition, our relationship with John Deere continues to strengthen and we have effectively entered the market in Nigeria. During the course of the first three months of 2009, we have received additional orders from regional municipalities and the U.S. Military for foreign military sales.”

Kroger concluded, “We have made every effort to contain costs and implemented every opportunity to identify, obtain and execute successful savings with regards to material, inventory, and personnel while maintaining a high standard of quality. There is a new standard that says environmental responsibility and cost containment are no long mutually exclusive. Despite revenue downturn, we remain committed to assisting companies interested in conserving oil and maintenance costs associated with oil changes.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company’s patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry. Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2009 and 2008

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net sales	$298,781	$763,425

Costs and expenses:
Cost of products sold	360,491	625,329
Salaries and wages	239,669	256,053
Selling and administrative	342,628	262,398
	942,788	1,143,780
Loss from operations	(644,007)	(380,355)

Other income (expense):
Interest income	177	733
Interest expense	(38,590)	(90,853)
Total other income (expense)	(38,413)	(90,120)

Net loss before income tax expense	(682,420)	(470,475)
Income tax expense	—	—
Net loss	$(682,420)	$(470,475)

Basic and diluted loss per common share	$(0.02)	$(0.02)

Weighted average common shares outstanding, basic and diluted	37,246,932	30,052,600

See accompanying notes to consolidated financial statements included in the Company’s 10-Q.

CONTACT:

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com

Emerging Markets, LLC

Investor Relations:

Jim Painter III

321-206-6682

jamespainter@emergingmarketsllc.com

www.emergingmarketsllc.com

www.themicrocapreport.com

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